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                                                                  EXHIBIT 10.74


                              EMPLOYMENT AGREEMENT

      Employment Agreement, dated as of July 6. 1998 ("Effective Date") between DAVID ADAMS of 24871 Crown Royale, Laguna Niguel, CA 92677 ("the Employee") and C.P. CLARE CORPORATION, a Massachusetts corporation with its principal office at 78 Cherry Hill Drive, Beverly, MA 01915-1048 (the "Company"). Unless the context otherwise requires, the term "Company" shall include all subsidiary corporations of the Company.

      WHEREAS, on the Effective Date, the Company acquired all of the outstanding stock of Micronix Integrated Systems, Inc. ("Micronix") pursuant to a merger with a subsidiary of the Company pursuant to an Agreement and Plan of Merger dated as of July 6, 1998 between the Company, a wholly owned subsidiary of the Company, Micronix, Employee and the other principal shareholder of Micronix (the "Transaction") and the Employee was previously an officer and principal shareholder of Micronix; and

      WHEREAS, as a condition to the Transaction, the parties hereto have agreed to enter into this Employment Agreement.

      NOW THEREFORE, in consideration of the terms and mutual covenants herein contained, the Employee and the Company agree as follows:

      1.  TERM OF EMPLOYMENT.

      (a) EMPLOYMENT. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, for a period of five years commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the "Initial Term"), subject to extension in accordance with the provisions of subparagraph (b), below, unless terminated earlier in accordance with the terms hereof (the "Employment Period").

      (b) EXTENSION OF TIME. Unless either party shall have given notice of its intention to terminate this Agreement 120 days prior to the end of the Initial Term or any successive one year term or unless this Agreement is terminated pursuant to Section 8, the term of the employment of the Employee under this Agreement shall be automatically renewed for successive one year terms.

      2. CAPACITY. The Employee shall serve as Executive Vice President, Sales and Marketing of Clare Micronix Integrated Systems, Inc., a wholly owned subsidiary of CP Clare Corporation or, in the event Clare Micronix Integrated Systems, Inc. is later combined with the Company, Executive Vice President, Sales and Marketing of Clare Micronix, a division of CP Clare Corporation (in either case, the "Division"), shall report to the President of the Division and shall perform such duties and functions with respect to such position as are assigned from time to time by the President of the Division. During the Employment Period and unless otherwise agreed to by the parties, the Division will maintain a material business presence in Orange County, California and the Employee shall not be required to relocate his personal residence in order to perform his duties under this Agreement.

      3. FULL-TIME EMPLOYMENT. The Employee shall devote his entire business and professional time, attention and energies to the performance of his duties to the Company and of any of its subsidiaries by which he may be employed and shall not, directly or indirectly, actively engage

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in or concern himself with any other activities or commitments which interfere with the performance of his duties hereunder or which, even if non-interfering, may be inimical or contrary to the best interests of the Company. Notwithstanding the foregoing, the Employee may at all times during the Employment Period (i) subject in each case to the approval of the Chief Executive Officer of the Company, serve as an officer, director, trustee, or committee member of any religious, professional, civic, charitable or educational organization, or as a director of any corporation whose business is not competitive with that of the Company; and (ii) engage in, and devote time and effort to, any and all personal investments or business ventures unrelated to the business or affairs of the Company, in each case so long as such activities do not materially interfere with his obligations set forth in this Paragraph 3 and provided that such activities are permitted under Paragraph 13 of this Agreement.

      4.  COMPENSATION  AND  BENEFITS.   For  all  services   rendered  by  the
Employee to the Company, the Company shall pay to the Employee during the Employment Period the following compensation:

      (a) BASE SALARY. The Employee shall be entitled to an annual base salary of One Hundred Fifty Thousand Dollars ($150,000) from the date of this Agreement until the expiration of the Employment Period. The base salary may be increased (but may not be reduced) by approval of the Board of Directors of the Company for any fiscal year of the Company during the Employment Period. To that end, the Employee shall receive a performance review at least once in each fiscal year of the Company, in connection with which he shall be eligible for such merit increases and other salary adjustments as the Board of Directors of the Company shall approve.

      (b) ANNUAL BONUS. In addition to his regular salary, the Employee shall be eligible (subject to the provisions of Paragraph 8(e) hereof) to receive an annual bonus each year of up to the greater of (i) 50% of his base salary or
(ii) $100,000 on terms consistent with the Company's annual bonus plan; provided, however, that the bonus applicable to the first two fiscal years of employment shall not be less than $100,000. For the first fiscal year of employment by the Employee, the bonus shall be prorated for the period from the Effective Date through the end of the fiscal year.

      (c) MICRONIX ACCRUED BONUS. The Company agrees that prior to the effective date of the Transaction, the Employee accrued and is due to receive a bonus in the amount of $36,885.28 from Micronix. Such bonus shall be paid to the Employee no later than 20 days following the Effective Date.

      (d) STOCK OPTION GRANT. In addition to his regular salary, the Employee shall be eligible (subject to the provisions of Paragraph 8(e) hereof) to receive grants of options to purchase Common Stock in the Company in accordance with the Company's policies in effect from time to time.

      (e) PAYMENT OF SALARY AND BONUS. The Employee's base salary under subparagraph (a) of this Paragraph 4 shall be payable in substantially equal installments in accordance with the Company's existing payroll practices for its executives. Any bonus payable under subparagraph (b) of this Paragraph 4 shall be paid to the Employee within 90 days following the end of the fiscal year with respect to which such bonus relates. Any stock option grants payable under subparagraph (d) of this Paragraph 4 shall be made in a manner consistent with the Company's policies.

      (e) WITHHOLDING TAXES. The Employee agrees that the Company shall withhold from any and all payments required to be made to the Employee pursuant to this Agreement all federal, state,

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local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

      5.  INITIAL GRANT OF STOCK OPTIONS.

      On the Effective Date, the Employee will be granted options to purchase 75,000 shares of Common Stock in the Company vesting in five equal amounts on each anniversary of the Effective Date. Such options shall be (i) Incentive Stock Options, as such term is defined pursuant to Internal Revenue Code Section 422, as it may be amended from time to time, and issued under the Company's 1995 Stock Option and Incentive Plan to the extent that such options qualify on the date of grant as Incentive Stock Options and (ii) non-qualified stock options, to the extent that balance of such option do not qualify as Incentive Stock Options with substantially the same terms and conditions as options issued under the Plan referenced in clause (i) (collectively, the "Initial Options"). All Initial Options shall have been approved in advance by the Board of Directors of the Company and will be issued at fair market value on the Effective Date. The shares of stock underlying the Initial Options not already registered for resale will be registered for resale on Form S-8 within 30 days after the Effective Date. Any portion of the Initial Options which are unvested on the date of termination of Employee's employment with the Company shall lapse upon the date of termination, if such termination was the result of one of the following: (i) Company's termination of Employee for Good Cause (as defined in Paragraph 8(b)) or (ii) Employee's resignation of employment, for any reason. Notwithstanding anything to the contrary in this Agreement, the Employee shall retain the Initial Options after the date of termination of employment and vesting shall continue pursuant to the terms and conditions of the option agreement governing such options over the initial five year period, except as provided in the immediately preceding sentence.

      6.  FRINGE BENEFITS; VACATIONS.

      (a) EMPLOYEE BENEFIT PLAN. The Employee shall be eligible to participate during the Employment Period in such of the employee benefit and health plans and other fringe benefit programs as the Company shall establish or maintain for its employees from time to time (commensurate with the Employee's position and compensation).

      (b) LIFE AND DISABILITY INSURANCE. The Company shall provide to the Employee at the expense of the Company and keep in force during the Employment Period a policy of term life insurance with a death benefit in the amount of two
(2) times base salary, in accordance with the policy in effect from time to time. Additionally, the Employee shall be entitled to participate in the Company's group disability insurance program during the Employment Period.

      (c) VACATIONS. The Employee shall be entitled to vacation time in each year consistent with the Company's vacation policy for its senior executives as in effect from time to time. For purposes of determining time of service, years of service with Micronix shall be included. A copy of the Company's current vacation policy has been provided to the Employee. The Employee shall also be entitled to all paid holidays and personal days given by the Company to its employees similarly situated.

      (d) CAR ALLOWANCE. The Employee shall be entitled to a car allowance of $250 per month during the Employment Period.

      7. REIMBURSEMENT. The Company shall promptly reimburse the Employee for all reasonable business expenses incurred by him in connection with his performance of his duties to the

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Company, upon substantiation of such expenses in accordance with the policies of the Company in effect from time to time during the Employment Period. The
Company will not reimburse the Employee for country club membership dues or fees. The Company will reimburse the Employee for airline upgrades purchased by the Employee and used for business travel by the Employee pursuant to airline programs.

      8.  TERMINATION OF EMPLOYMENT.

      (a) TERMINATION WITHOUT CAUSE. The Company expressly reserves the right to terminate the employment of the Employee hereunder without cause, and other than as provided in subparagraphs (c) and (d), of this Paragraph 8. In such event, the Employee shall be entitled to receive (i) his base salary as provided in Paragraph 4(a) hereof to the date of such termination and no other benefits, including, without limitation, those provided for under Paragraphs 4(b), 4(c) and 6 of this Agreement (except those that cannot be divested pursuant to the Employee Retirement Income Security Act of 1974, as amended or other applicable law), and (ii) for the period of one (1) year following such termination his base salary as provided for in Paragraph 4(a) hereof at the rate in effect on the date of such termination of employment, payable in equal installments in the same amounts and in the same periodic intervals as his base salary was paid immediately prior to such termination.

      (b) VOLUNTARY TERMINATION AND TERMINATION FOR GOOD CAUSE. The Employee's employment may be voluntarily terminated by him at any time by giving not less than four weeks written notice thereof to the Company. Additionally, the Employee's employment may be terminated at any time for Good Cause (as hereinafter defined) effective upon the giving of written notice of such termination for Good Cause by the Company to the Employee. If at any time during the term of this Agreement (i) the Employee shall have voluntarily terminated his employment with the Company or (ii) the Company shall have terminated the employment of the Employee for Good Cause (as hereinafter defined) the Employee shall be entitled to receive only his base salary as provided in Paragraph 4(a) hereof to the date of such termination and no other benefits, including, without limitation, those provided for under Paragraphs 4(b), 4(c) and 6 of this Agreement (except those that cannot be divested pursuant to the Employee Retirement Income Security Act of 1974, as amended or other applicable law).

      For purposes of this Agreement, the term "Good Cause" shall mean (i) conviction of the Employee of any criminal offense involving dishonesty or breach of trust or any felony or crime of moral turpitude, (ii) willful misconduct in the performance of his duties not cured within 15 days after notice of such misconduct from the Company, (iii) the willful continuous neglect of the duties and responsibilities of his office (other than failure to perform his duties and fulfill his responsibilities resulting from the Employee's incapacity due to a physical or mental illness) not cured within 15 days after notice of such neglect from the Company, or (iv) the Employee's failure to perform any term, covenant or condition required to be performed by the Employee pursuant to this Agreement not cured within 15 days after notice of such failure from the Company, all to be finally determined in the sole discretion of the Board of Directors of the Company.

      (c) DISABILITY. In the event that the Employee shall sustain a disability and be unable to perform his duties and responsibilities during the term of this Agreement, shall have been certified by at least two (2) duly licensed and qualified physicians approved by the Board of Directors of the Company (the "Examining Physicians"), the Company shall continue to pay to the Employee while such disability continues the full amount of his base salary as set forth in Paragraph 4(a) hereof for a

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period following the Date of Disability equal to the lesser of (i) six months or
(ii) the period ending upon the date of inception of the payment of benefits under any disability insurance to which the Employee may become entitled pursuant to Paragraph 6(b) hereof. Thereafter, if the Employee's disability shall continue (as evidenced by the continued absence of the Employee from his duties), the employment of the Employee under this Agreement shall terminate and all obligations of the Employee shall cease and the Employee shall be entitled to receive only the benefits, if any, as may be provided by any insurance to which he may have become entitled pursuant to Paragraph 6(b) hereof, the payment of any amounts of the Employee's base salary then remaining to be paid under Paragraph 4(a) hereof through the date of the termination of the Employee's employment. "Disability" means the inability to perform the essential functions of the job, with or without reasonable accommodation as required by law; the "Date of Disability" shall be deemed to be the date on which the Board of Directors of the Company receives written notice from the Examining Physicians stating that the Employee is suffering a Disability as defined herein.

      (d) DEATH. In the event of the Employee's death during the term of this Agreement, the Employee's employment hereunder shall immediately terminate and, in such event, the Employee's estate shall be entitled to receive the Employee's base salary as provided in Paragraph 4(a) hereof to the last day of the month during which the Employee's death shall have occurred and such additional benefits, if any, as may be provided by any insurance to which the Employee may have become entitled pursuant to Paragraph 6(b) hereof.

      (e) TREATMENT OF COMPENSATION ON TERMINATION.

            (i) Current Year's Bonus and Option Grants. In the event of the termination of the employment of the Employee for any reason, the Employee shall not be entitled to receive any bonus payment or option awards pursuant to Paragraphs 4(b) and 4(c) hereof in respect of the fiscal year of the Company in which the termination shall take place. Notwithstanding anything to the contrary in this Paragraph 8(e)(i), the Employee shall receive a prorated (to the date of termination) portion of any bonus for the first two fiscal years of employment referenced in Paragraph 4(b) in the event of termination during the first two fiscal years of employment.

            (ii) Previous Year' s Bonus and Option Grants. In the event that at the time of his termination, the Employee is due, but has not yet received, payment of an annual bonus in respect of the preceding fiscal year of the Company pursuant to Paragraph 4(b) or 4(c), such bonus shall be paid to the Employee at the time it is paid to the other employees of the Company except that, notwithstanding the foregoing, if the Employee shall have been terminated for Good Cause as provided in subparagraph (b) of this Paragraph 8, the Employee shall forfeit and shall not be entitled to receive payment of any such annual bonus or issuance of such stock options in respect of the preceding fiscal year which the Employee shall not have received on or before the date of such termination for Good Cause.

      9.  INVENTIONS AND PATENTS.

      (a) DISCLOSURE OF DEVELOPMENTS. The Employee will promptly and fully disclose to the Company any and all inventions, discoveries, trade secrets and improvements, whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company's data or facilities, which the Employee develops, makes, conceives or reduces to practice during his employment by the Company, either solely or jointly with others or which Employee developed, made, conceived or reduced to practice during his employment by

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Micronix, either solely or jointly with others (collectively, "Developments").
All such Developments shall be the sole property of the Company, and the Employee hereby assigns to the Company, without further compensation, all his right, title and interest in and to such Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

      (b) MAINTENANCE OF RECORDS. The Employee will keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

      (c) ASSISTANCE IN OBTAINING PATENTS. The Employee will assist the Company in obtaining and enforcing patent, copyright and other forms of legal protection for the Developments in any country. Upon request, the Employee will sign all applications, assignments, instruments and papers and perform all acts necessary or reasonably desired by the Company to assign all such Developments fully and completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof. During his employment, the Employee will perform his obligations under this subparagraph (c) without further compensation, except for reimbursement of expenses incurred at the request of the Company. If the Employee is not employed by the Company as an the Employee at the time he is requested to perform any obligations under this subparagraph, he shall receive for such performance a reasonable per diem fee, as well as reimbursement of any expenses incurred at the request of the Company.

      10. PROPRIETARY INFORMATION.

      (a) OBLIGATION TO KEEP CONFIDENTIAL. The Employee recognizes that his relationship with the Company is one of high trust and confidence by reason of his access to and contact with the trade secrets and confidential and proprietary information of the Company. The Employee will not at any time, either during his employment with the Company or thereafter, disclose to others, or use for his own benefit or the benefit of others, any confidential or proprietary information, and all other knowledge, information, documents or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, the confidentiality of which the Company takes reasonable measures to protect, and which pertains, in any manner, to subjects which include, but are not limited to, the Company's research operations, inventions, discoveries, trade secrets and improvements, whether or not patentable, customers (including identities of customers and prospective customers, identities of individual contacts at business entities which are customers or prospective customers, preferences, businesses or habits), business relationships, products (including prices, costs, sales or content), financial information or measurements, business methods, future business plans, data bases, computer programs, marketing plans, forecasts, licenses, pricing information and other information owned, developed or possessed by the Company ("Proprietary Information") The term "Proprietary Information" shall also include information described in the immediately preceding sentence which is owned, developed or possessed by Micronix.

      (b) EXCEPTIONS. The Employee's undertakings and obligations under this Paragraph 10 will not apply to any Proprietary Information which: (a) is or becomes generally known to the public through no action on the part of the Employee, (b) is generally disclosed to third parties by the Company without restriction on such third parties, (c) is approved for release by written

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authorization of the Board of Directors of the Company, or (d) is the subject matter of a lawful request or subpoena by and within the authority of a court or governmental agency or other body.

      (c) RETURN OF PROPRIETARY INFORMATION. Upon termination of the employment of the Employee with the Company or at any other time upon request, the Employee will promptly deliver to the Company all notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies of reproductions of such materials) in his possession or under his control, whether prepared by him or others, which contain Proprietary Information. The Employee acknowledges that the material is the sole property of the Company.

      11. ABSENCE OF RESTRICTIONS UPON DISCLOSURE AND COMPETITION. The Employee represents that his performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to the date of this Agreement, and he will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous company or others.

      12. OTHER OBLIGATIONS REGARDING PROPRIETARY INFORMATION. The Employee acknowledges that the Company from time to time may have agreements with other persons or with the U S Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

      13. NONCOMPETITION.

      (a) During the Employment Period, the Employee agrees not to compete in any manner, either directly or indirectly, with the Company, or to assist any other person or entity to compete with the Company.

      (b) During the Employment Period and for one (1) year following the termination, for any reason, of his employment, the Employee agrees either on his behalf or on behalf of any other person or entity, directly or indirectly, not to hire, solicit, or encourage to leave the employ of the Company any person who is then an employee of the Company. The restrictions described herein shall apply to the activities of the Employee in any state or other jurisdiction in which the Company engaged in business during the term of employment.

      The restrictions against competition set forth in this Paragraph 13 are considered by the parties to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

      14. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company and the Employee and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement and the rights and obligations of the parties hereunder are personal to the Company and the Employee and are not assignable or transferable to any other person, firm or corporation without the consent of the other party, provided, however, that

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the Company may assign its rights and obligations hereunder to any person or entity who or which succeeds to all or substantially all of the Company's business and assets.

      15. NOTICES. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or upon deposit in the United States mails, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address set forth in the introductory paragraph of this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Paragraph 15. Any notice to the Employee pursuant to this Section 15 shall be copied to The Busch Firm, 2532 Dupont Drive, Irvine, CA 92715, Attn.: Tim Busch.

      16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

      17. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

      18. HEADINGS. The Paragraph and subparagraph headings used in this Agreement are for convenience only and shall not be deemed to be a party of this Agreement.

      19. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      20. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the state of California applicable to agreements made-to be performed entirely within such state, without giving effect to the conflicts of laws principles thereof.

      21. CONSTRUCTION OF AGREEMENT. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist. Each party also acknowledges that each has been represented by legal counsel in the preparation and negotiation of this Agreement. The Company shall reimburse the Employee for fees and expenses of Rutan & Tucker LLP incurred by the Employee in connection with the Transaction, up to a maximum amount of $10,000.

      22. DISPUTE RESOLUTION. If there is a dispute between the parties arising out of or relating to this Agreement or their relationship, including but not limited to its alleged breach or termination, the parties shall first attempt in good faith to settle this dispute by mediation, either under the rules of the American Arbitration Association, or with the assistance of another organization established to provide mediation services. If mediation is unsuccessful, any remaining unresolved controversy or claim arising out of or relating to this contract, its alleged breach or termination, shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall occur in Los Angeles, California.

      There shall be a single arbitrator agreed upon mutually by the parties. If the parties cannot agree upon the selection of an arbitrator within 30 days after the demand for arbitration given by one

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party to the other, the selection of the arbitrator shall be made by obtaining a list of seven arbitrators from the Los Angeles office of the American
Arbitration Association. After obtaining this list, the parties shall alternately strike names from the list, with the Employee to be the party striking first. After each party has stricken three names from the list, the remaining name shall be the single arbitrator for this proceeding.
Alternatively, the parties may agree, by written stipulation, to appoint a single arbitrator whose name is not on a list supplied by the American Arbitration Association.

      Each party shall be responsible for paying one half of the arbitrator's fees, and its own costs and attorneys fees, except that the arbitrator shall be empowered to award costs and attorneys fees to the prevailing party, should he or she find that the position of the other party is without substantial merit. The arbitrator's award shall be in writing and shall be accompanied by a written opinion explaining the reasons for the arbitrator's decision.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written

                                          C.P. CLARE CORPORATION

                                          /s/ __________________________________
                                          its:  Chief Executive Officer


                                          EMPLOYEE:

                                          /s/ __________________________________
                                          David Adams